UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 21, 2013

Motors Liquidation Company GUC Trust

(Exact Name of Registrant as Specified in Charter)

Delaware	1-43	45-6194071
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Wilmington Trust Company, as trust administrator and trustee Attn: David A. Vanaskey Jr., Vice President Rodney Square North 1100 North Market Street Wilmington, Delaware	19890-1615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 636-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Pursuant to Amended and Restated Motors Liquidation Company GUC Trust Agreement dated as of June 11, 2012 and between the parties thereto, as amended (the “GUC Trust Agreement”), the Motors Liquidation Company GUC Trust (the “GUC Trust”) is required to make certain quarterly distributions of assets to holders of units of beneficial interest in the GUC Trust (the “GUC Trust Units”), provided that such assets are not required for the satisfaction of allowed general unsecured claims against the GUC Trust and have not otherwise been set aside from distribution to fund potential costs and liabilities of the GUC Trust (the “Excess GUC Trust Distributable Assets”), but only if such Excess GUC Trust Distributable Assets exceed certain thresholds specified in the GUC Trust Agreement (the “Distribution Threshold”).

On October 21, 2013, the GUC Trust announced that the amounts of Excess GUC Trust Distributable Assets did not exceed the Distribution Threshold for the quarter ended September 30, 2013. As a result, no distribution in respect of the GUC Trust Units is anticipated to be made for the quarter ended September 30, 2013. The determination not to make a distribution in respect of the GUC Trust Units for the quarter ended September 30, 2013, is not related to any distributions that may be required by the Settlement Agreement, dated September 26, 2013, relating to the settlement of certain claims by or on behalf of holders of notes issued in 2003 by General Motors Nova Scotia Finance Company (the “Settlement Agreement”). The GUC Trust will make any such distributions at the times and in the amounts required by the Settlement Agreement, as described in the GUC Trust’s filings with the Securities and Exchange Commission.

A copy of the GUC Trust Agreement has been filed as Exhibit 3.1 to the Form 10-K filed May 21, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 21, 2013

MOTORS LIQUIDATION COMPANY GUC TRUST

By: Wilmington Trust Company, not in its individual capacity, but solely in its capacity as trust administrator and trustee of the Motors Liquidation Company GUC Trust

By:	/s/ David A. Vanaskey
Name:	David A. Vanaskey
Title:	Vice President of Wilmington Trust Company